UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person

   Cayre, Jack J.
   c/o GT Interactive Software Corp.
   417 Fifth Avenue
   New York, NY  10016

2. Issuer Name and Ticker or Trading Symbol
   GT INTERACTIVE SOFTWARE CORP. ("GTIS")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   March 31, 1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Executive Vice President

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |      |    |                  |   |           |  3,035,000(1)     |   D  |                           |
                             |      |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |    475,085(2)     |   I  | By charitable             |
                             |      |    |                  |   |           |                   |      | foundation (3)            |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option   |9.375  |     |      |           |(4)|6/30/05    | Common Stock      |      | 168,000  |                   |
(right to buy)          |       |     |      |           |   |           |                   |      |          |                   |
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Employee Stock Option   |8.125  |     |      |           |(5)|2/12/07    | Common Stock      |      | 150,000  |                   |
(right to buy)          |       |     |      |           |   |           |                   |      |          |                   |
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Employee Stock Option   |6.3125 |2/6  |  A   | 250,000   |(6)|2/6/08     | Common Stock      |      | 250,000  |                   |
(right to buy)          |       | /98 |      |           |   |           |    250,000        |      |          |                   |
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                        |       |     |      |           |   |           |                   |      |          |                   |
                        |       |     |      |           |   |           |                   |      |          |                   |
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                        |       |     |      |           |   |           |                   |      |          |                   |
                        |       |     |      |           |   |           |                   |      |          |                   |
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___________________________________________________________________________________________________________________________________|

Explanation  of Responses:
1. 105,000 of these shares are held by the reporting person in grantor retained annuity trusts.
2. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
3. A charitable foundation for which the reporting person serves as trustee.
4. The option vested as to 42,000 shares on June 30, 1996 and thereafter commenced vesting as to the remaining 126,000 shares in six equal semi-annual installments.
5. The option commenced vesting in four equal annual installments on February 12, 1998.
6. The option commenced vesting in four equal annual installments on February 6, 1999.

    /s/ Jack J. Cayre                          5/14/99
    -----------------                          -----------------
    **Signature of Reporting Person            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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